                             ARTHROCARE CORPORATION
                                  EXHIBIT 11.1
                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                                                    Three months ended:                Nine months ended:
                                            September 28,    September 30,         September 28,  September 30,
                                                1996             1995                  1996           1995
                                                ----             ----                  ----           ----

Weighted average common shares                  8,714             1,733             4,940             1,634
   outstanding for the period

Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 83                --             3,117             3,117             3,117
                                              -------           -------           -------           -------

Shares used in per share calculation            8,714             4,850             8,057             4,751
                                              =======           =======           =======           =======

Net loss                                      $(1,932)          $(2,009)          $(5,410)          $(4,662)
                                              =======           =======           =======           =======

Net loss per share                            $ (0.22)          $ (0.41)          $ (0.67)          $ (0.98)
                                              =======           =======           =======           =======


                                    29 of 29